 Exhibit 99.1

INSPIRED ENTERTAINMENT, INC. REPORTS THIRD QUARTER 2017 RESULTS

●	Revenue increased 23.2% on a constant functional currency basis, principally driven by growth in Server Based Gaming (“SBG”) hardware sales and Virtual Sports recurring revenue; reported revenue increased 9.9%, reflecting adverse foreign currency impact.

●	Successful continuation of launch of SBG and Virtual Sports in Greece, with 1,050 SBG terminals installed and operating at June 30, 2017 and Virtual Sports live in 4,600 venues. During this ramp-up period, our terminals have outperformed our competitors’ and we had the top performing game in the Greek OPAP estate.

●	SBG terminals average installed base increased by 1,181, or 4.5%, and Virtual Sports operators increased from 74 to 83, or 12.2%, as compared to Q3 2016.

●	Virtual Sports now live in Poland with Fortuna, Central Europe’s largest betting operator.

●	Inspired selected to be Virtual Sports provider to Veikkaus, the Finnish national betting agency.

●	Three mobile remote game server (“RGS”) launches during the quarter, with revenue for this product line increasing approximately 80% as compared to Q3 2016.

New York, New York, August 7, 2017 - Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today reported financial results for the quarter ended June 30, 2017. As previously announced, management will host a conference call at 11:00 a.m. ET / 4:00 p.m. GMT, to discuss the third quarter results and general business trends; access details are provided below.

“Inspired continues to exhibit positive momentum,” said Inspired President and Chief Executive Officer, Luke Alvarez. “We again delivered solid volume growth in both our SBG estate and our Virtual Sports and Mobile business, driven both by increasing market penetration and improved underlying performance from existing operators. We have also been pleased by the significant progress we have made in both lines of businesses in Greece, which we expect to be material contributors going forward. We have multiple engines of growth across the business accelerating in parallel,” Mr. Alvarez said.

“The performance of our underlying business was consistent with our expectations, highlighted by the significant progress we have made in Greece, where our content has exhibited market-leading performance,” said Inspired Executive Chairman, Lorne Weil. Mr. Weil continued, “Management continues to be highly focused on pursuing strategic opportunities to utilize our platform to accelerate growth further.”

Summary of Consolidated Third Quarter 2017 Financial Results

	(Reported) Quarter Ended June 30,		Change	Constant Currency Basis	Constant Currency Change
	2017	2016	(%)	2017	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$32,311	$29,408	9.9%	$36,230	23.2%
Net Operating Gain (Loss)	$(705)	$651	-208.3%	$(790)	-221.4%
Net (loss)	$(8,333)	$(13,618)	-38.8%	$(9,344)	-31.4%
Net (loss) per diluted share	$(0.41)	$(1.15)	-64.3%
Non-GAAP Measures:
Adjusted EBITDA[1]	$9,656	$10,754	-10.2%	$10,827	0.7%

 1Reconciliation to GAAP metrics shown below

Third Quarter Highlights

Greece

●	SBG rollout into the Greek market is progressing well, with 1,050 terminals installed as of June 30, 2017. The full deployment is expected to be at least 3,960 terminals in the first half of calendar 2018. The performance of our SBG terminals has been strong in the Greek OPAP estate, where, during this ramp-up period, our terminals have outperformed our competitors’ and we had the top performing game.

●	Virtual Sports is now live with OPAP in 4,600 retail venues with our virtual soccer product, and other sports planned to follow.

UK

●	We sold and deployed 550 Self-Service Betting Terminals (“SSBTs”) in the UK licensed betting office (“LBO”) estate during the quarter. As a result of this contract manufacturing business, we increased our hardware margin for the quarter as compared to the comparable period in 2016, and are expected to provide recurring service revenue.

●	We launched second and third Virtual Sports channels with a major UK betting retailer in the quarter, which we expect to represent a material growth driver in fiscal 2018.

Italy

●	We continued to deploy SBG terminals with our sixth Italian concessionaire, Gamenet. As of June 30, 2017, there were 125 terminals installed and launched.

Other Europe

●	Inspired Virtual Sports products are now live in Poland with Central Europe’s largest betting operator, Fortuna, through its retail venues. In an agreement which extends to 2019, Fortuna customers in Poland are able to play Virtual Football (soccer), Virtual Horses, Virtual Greyhounds, Virtual Speedway and Virtual Motor Racing.

●	During the quarter, we were selected, through a public procurement process, as Virtual Sports supplier to Veikkaus. Owned by the Finnish government, Veikkaus is the Finnish National Betting Agency and has an exclusive legal betting license on lotteries and sports betting in Finland. Inspired has been selected to supply Virtual Sports products to Veikkaus Sports Betting locations and on the Veikkaus Sports Betting website.

Mobile

●	We launched three mobile RGS implementations during the quarter with Leo Vegas, My Bet and Sky Bingo mobile operators. After the quarter-end, we also secured a contract win and launch with Mr. Green, one of the world’s fastest growing online casinos. Mr. Green is now live with several of Inspired’s HTML5 games including Centurion and Atlantis.

●	We launched our first Rush Go on-demand virtual sports games across multiple mobile RGS customers, and these new types of hybrid sports games are exhibiting encouraging signs of player interest.

“We had many accomplishments in the third quarter and look forward to realizing the benefits of these initiatives, as well as other initiatives we have undertaken since the end of the quarter, in future periods,” said Mr. Alvarez.

Guidance

We currently expect to be at the bottom end of our previously communicated guidance range.

Overview of Consolidated Third Quarter Results (as compared to prior year)

Total revenue increased $6.8 million, or 23.2%, on a constant currency basis, partially offset by an adverse currency impact of $3.9 million, resulting in a reported increase in revenue of $2.9 million, or 9.9%, from $29.4 million to $32.3 million.

On a constant currency basis, total SBG revenue increased by $5.6 million, or 27.2%, offset by an adverse currency impact of $2.8 million. On a reported basis, total SBG revenue increased by $2.8 million, or 13.4%, from $20.5 million to $23.3 million.

Virtual Sports revenue increased by $1.2 million, or 13.9%, on a constant currency basis, offset by an adverse currency impact of $1.1 million resulting in a negligible increase in reported revenue, from $8.9 million to $9.0 million.

Net operating income declined from a gain of $0.7 million to a loss of $0.7 million, due primarily to increases in stock-based compensation.

Net loss for the quarter was reduced from $13.6 million to $8.3 million, principally reflecting a reduction in interest expense and an offsetting increase in earnout liability pursuant to Inspired’s acquisition by Hydra Industries Acquisition Corp. on December 23, 2016.

Operating Segment Review

Server Based Gaming

Server Based Gaming Key Performance Indicators (KPIs)

	Three-Month Period Ended		Variance
	June 30,		2017 vs 2016
	2017	2016		%

End of period installed base (# of terminals)	28,011	26,432	1,579	6.0%
Average installed base (# of terminals)	27,569	26,388	1,181	4.5%
Customer Gross Win per unit per day (1)	£118.13	£117.74	£0.39	0.3%
Customer Net Win per unit per day (1)	£85.13	£85.61	£(0.49)	(0.6)%
Inspired Blended Participation Rate	6.0%	6.1%	(0.1)%

(1) Includes all SBG terminals in which we take a participation revenue share across all territories

The size of our Average Installed Base increased 4.5%, to 27,569, due to continued market growth in the UK and Colombia and our continued SBG rollout into the Greek OPAP estate.

Customer Gross Win per unit per day (in GBP) increased by 0.3% driven by increases in the UK estate (including the non-LBO sector) of 0.7%, Italy of 16.4% and Colombia of 1.7%. The introduction of Greece in the current year reduced the overall group average such that it was roughly in line with 2016 levels.

Customer Net Win per unit per day (in GBP) declined by 0.6% as a result of increased taxes in the Italian estate from 6.3% to 6.8%; this change became effective on April 25, 2017.

SBG service revenue increased by $0.1 million on a constant currency basis. In conjunction with an adverse currency impact of $2.2 million, this resulted in a reported decrease of $2.0 million, from $19.9 million to $17.8 million. An underlying increase of $0.1 million in service revenue was driven principally by growth in Gross Win per unit per day in the UK LBO estate, which resulted in additional recurring revenue of $0.3 million, and additional revenue of $0.4 million from the continued SBG rollout into Greece. These increases were offset by revised terms on SBG contract extensions (these are platform only) with certain of our UK LBO and UK Casino & Bingo customers representing declines of $0.3 million and $0.2 million, respectively, on a constant currency basis. These extensions allowed us to continue to generate revenue without the need to make any further capital expenditure.

Hardware revenue grew by $5.5 million on a constant currency basis primarily due to additional SBG sales in the UK and Greece of $2.8 million and $2.6 million, respectively. Colombia hardware sales also exhibited growth when compared to the same period in 2016. This increase was partially offset by an adverse currency impact of $0.7 million, resulting in reported hardware revenue increasing by $4.8 million, from $0.7 million to $5.5 million.

On a constant currency basis, SBG operating profit decreased by $0.1 million. On a reported basis, SBG operating profit decreased by $0.6 million, from $5.1 million to $4.5 million, due to an adverse currency impact.

Virtual Sports

Virtual Sports Key Performance Indicators (KPIs)

	Three-Month Period ended		Variance
	June 30,		2017 vs 2016
Virtuals	2017	2016		%

Average # Live Customers	83	74	9	12.2%
End of period # Live Customers	82	71	11	15.5%
Total revenue (£’000)	7,022	6,165	857	13.9%
Total revenue (£’000) - Retail	4,555	4,020	536	13.3%
Total revenue (£’000) - Online	2,467	2,146	321	15.0%
Average revenue per customer per day (£)	930	916	14	1.5%

Virtual Sports revenue increased by $1.2 million, or 13.9%, on a constant currency basis, mostly offset by an adverse currency impact of $1.1 million resulting in a negligible increase in reported revenue, from $8.9 million to $9.0 million.

The revenue increase on a constant currency basis was driven by recurring revenue growth of $1.1 million in Virtual Sports land-based and online customers, primarily due to a significant customer contract gain. Further RGS integrations into the mobile market, with nine customers compared to four for the same period in 2016, resulted in an increase of $0.2 million.

Virtual Sports products are now live in Poland with Central Europe’s largest betting operator, Fortuna, through its retail venues. In an agreement which extends to 2019, Fortuna customers in Poland are able to play Virtual Football (soccer), Virtual Horses, Virtual Greyhounds, Virtual Speedway and Virtual Motor Racing.

During the quarter, it was announced that we had been selected, through a public procurement process, as Virtual Sports supplier to Veikkaus. Owned by the Finnish government, Veikkaus is the Finnish National Betting Agency and has an exclusive legal betting license on lotteries and sports betting in Finland. Inspired has been selected to supply Virtual Sports products to Veikkaus Sports Betting locations and on the Veikkaus Sports Betting website.

Also in the quarter we launched three new streams of Rush Football 2 on Bet 365 and were awarded ‘Virtual Sports Supplier of the Year’ at the EGR B2B Awards.

The average number of Virtual Sports live customers increased by nine, from 74 to 83, including new RGS customers. Average revenue per customer, in the interim period increased by £14, or 1.5%, from £916 to £930 due to the launch of Virtual Sports in the OPAP Greek estate.

Virtual Sports operating profit increased by $1.9 million on a constant currency basis. On a reported basis, this represented an increase of $1.3 million, from $3.8 million to $5.1 million, with an adverse currency impact reducing reported operating profit by $0.6 million.

Comparability of Results; Non-GAAP Metrics

All figures presented in this news release are prepared under U.S. GAAP, unless noted otherwise. Adjusted figures exclude the impact of items such as legacy activities, purchase accounting, impairment charges, restructuring expense, foreign exchange, and certain one-time, primarily transaction-related items. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables in this news release. Constant currency changes for the reported period are calculated as current period GBP:USD average rate less the equivalent average rate in the prior period, multiplied by the current period amount in the functional currency (GBP). The remaining difference is therefore calculated as the difference in the functional currency, multiplied by the prior period GBP:USD average rate. This is not a U.S. GAAP measure, but is one which management feels gives a clearer indication of the results of the group.

Specific Non-GAAP Financial Metrics

We use certain non-GAAP financial measures, such as EBITDA and Adjusted EBITDA, to enable us to analyze our performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and we believe that they are the most relevant measures of performance. We believe that these measures are commonly used in our industry to measure performance. We believe these non-GAAP measures provide expanded insight into our revenue generation and cost performance, in addition to U.S. GAAP-based financial measures. There are no specific rules or regulations for determining non-GAAP measures and, as such, our non-GAAP measures may not be comparable to measures used by other companies in our industry. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. You should read the discussion of our performance in this news release together with the tables included in this news release.

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other supplemental adjustments. We believe Adjusted EBITDA, when considered along with other performance measures, is a useful measure, as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under U.S. GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, as it does not take into account certain requirements (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies in our industry of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating its business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Adjusted Revenue (also Revenue Excluding Nil Margin Hardware Sales) is defined as U.S. GAAP revenue, excluding hardware sales that are sold at nil margin with the intention of securing longer term recurring revenue streams. For the year ending September 24, 2016 and earlier, this metric also removed analogue sales on the basis that such sales were no longer considered core to the Company.

Constant Currency Results are a non-GAAP measure. The currency impact shown has been calculated as current period GBP:USD average rate less the equivalent average rate in the prior period, multiplied by the current period amount in the functional currency (GBP). The remaining difference is therefore calculated as the difference in the functional currency, multiplied by the prior period GBP:USD average rate, as a proxy for constant currency movement.

Incremental Costs since Closing of Merger is a non-GAAP measure, defined as the incremental costs incurred as a result of becoming a public company, shown to allow comparability to the prior period. They include costs associated with the Board of Directors and its advisors, the remuneration of the Executive Chairman and others who became employed or received increases as a result of the merger, SEC counsel costs, and costs associated with PCAOB audit compliance. This definition has changed since the last quarter, increasing the costs of this category in the second quarter by $0.1 million. There is no change to the first quarter reported amount as a result of this change in definition.

Conference Call and Webcast

August 7, 2017, at 11:00 a.m. ET / 4:00 p.m. GMT, management will host a conference call to present our third quarter 2017 results. The dial-in number is 1-877-870-4263 for participants in the United States and 1-412-317-0790 for participants outside the United States. Participants should ask to be joined into the Inspired Entertainment call. A replay of the call will be available one hour after the conclusion of the call and until August 14, 2017 by calling 1-877-344-7529 for listeners in the United States, or 1-412-317-0088 for listeners outside the United States, via replay access code 10110953. A replay of the call will also be available on ‘our website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates more than 27,000 digital gaming terminals and supplies its Virtual Sports products in more than 40,000 venues and on over 100 websites in 30 countries. Inspired employs over 800 employees in the UK and elsewhere, developing and operating digital games and networks.

Additional information can be found at www.inseinc.com.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on ‘our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our most recent quarterly report on Form 10-Q and any subsequent current reports on Form 8-K filed with the U.S. Securities and Exchange Commission, which are available, free of charge, at the SEC’s website at www.sec.gov.

Contact:

For Investors

Daniel Silvers

daniel.silvers@inseinc.com

+1 646 820-0860

For Press and Sales

Elinor Fewster

elinor.fewster@inseinc.com

t: +44 20 7456 9016 | m: +44 7973808951

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2017	September 24, 2016
	(Unaudited)
Assets
Current assets
Cash	$22,700	$1,486
Accounts receivable, net	15,021	16,446
Inventory, net	4,567	7,684
Prepaid expenses and other current assets	23,218	19,124
Total current assets	65,506	44,740

Property and equipment, net	47,104	49,231
Software development costs, net	44,340	36,960
Other acquired intangible assets subject to amortization, net	9,776	12,234
Goodwill	45,656	45,705
Other assets	1,005	1,000
Total assets	$213,387	$189,870

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$15,633	$13,662
Accrued expenses	12,645	17,478
Corporate tax and other current taxes payable	3,664	4,665
Deferred revenue, current	14,374	9,593
Other current liabilities	3,956	3,115
Current portion of long-term debt	16,010	10,082
Current portion of capital lease obligations	618	210
Total current liabilities	66,900	58,805

Long-term debt	109,675	402,327
Capital lease obligations, net of current portion	606	165
Deferred revenue, net of current portion	9,782	12,282
Earnout liability	13,168	—
Derivative liability	1,439	—
Other long-term liabilities	13,896	12,362
Total liabilities	215,466	485,941

Commitments and contingencies

Stockholders’ deficit
Preferred stock	—	—
Common stock	2	1
Additional paid in capital	321,608	614
Accumulated other comprehensive income	45,936	33,105
Accumulated deficit	(369,625)	(329,791)
Total stockholders’ deficit	(2,079)	(296,071)
Total liabilities and stockholders’ deficit	$213,387	$189,870

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2017	2016	2017	2016

Revenue:
Service	$26,838	$28,728	$77,478	$87,952
Hardware	5,473	680	9,930	2,712
Total revenue	32,311	29,408	87,408	90,664

Cost of sales, excluding depreciation and amortization:
Cost of service	(4,166)	(4,402)	(11,146)	(12,894)
Cost of hardware	(4,908)	(335)	(8,520)	(1,176)
Selling, general and administrative expenses	(13,786)	(14,199)	(41,922)	(44,971)
Stock-based compensation expense	(1,377)	—	(2,703)	—
Acquisition related transaction expenses	(74)	(690)	(11,346)	(2,357)
Depreciation and amortization	(8,705)	(9,131)	(23,877)	(27,575)
Net operating (loss) income	(705)	651	(12,106)	1,691

Other income (expense)
Interest income	8	—	20	—
Interest expense	(5,013)	(14,149)	(23,978)	(45,161)
Change in fair value of earnout liability	(2,384)	—	(3,262)	—
Change in fair value of derivative liability	(270)	—	(349)	—
Other finance costs	(55)	(62)	(162)	(190)
Total other expense, net	(7,714)	(14,211)	(27,731)	(45,351)

Net loss before income taxes	(8,419)	(13,560)	(39,837)	(43,660)
Income tax benefit (expense)	86	(58)	3	(347)
Net loss	(8,333)	(13,618)	(39,834)	(44,007)

Other comprehensive income (loss):
Foreign currency translation gain/(loss)	(569)	2,533	17,565	20,941
Actuarial losses on pension plan	(1,611)	(1,857)	(4,734)	(5,647)
Other comprehensive income/(loss)	(2,180)	676	12,831	15,294

Comprehensive loss	$(10,513)	$(12,942)	$(27,003)	$(28,713)

Net loss per common share – basic and diluted	$(0.41)	$(1.15)	$(2.26)	$(3.76)

Weighted average number of shares outstanding during the period – basic and diluted	20,378,002	11,801,369	17,607,808	11,698,226

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share and per share data)

(Unaudited)

	Common stock		Additional paid in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Shares	Amount	capital	income	deficit	(deficit)

Balance as of September 24, 2016	11,801,369	$1	$614	$33,105	$(329,791)	$(296,071)
Foreign currency translation adjustments	—	—	—	17,565	—	17,565
Actuarial losses on pension plan	—	—	—	(4,734)	—	(4,734)
Shares issued in Merger	8,412,097	1	326,237	—	—	326,238
Earnout liability related to Merger (see Note 13)	—	—	(9,575)	—	—	(9,575)
Sale of common stock	164,536	—	1,645	—	—	1,645
Stock-based compensation expense	—	—	2,687	—	—	2,687
Net loss	—	—	—	—	(39,834)	(39,834)
Balance as of June 30, 2017	20,378,002	$2	$321,608	$45,936	$(369,625)	$(2,079)

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended June 30,
	2017	2016

Cash flows from operating activities:
Net loss	$(39,834)	$(44,007)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23,877	27,575
Stock-based compensation expense	2,703	—
Change in fair value of derivative liability	349	—
Change in fair value of earnout liability	3,262	—
Non-cash interest expense relating to PIK loan notes	9,762	31,678
Changes in assets and liabilities:
Accounts receivable	1,470	7,572
Inventory	3,029	(1,336)
Prepaid expenses and other assets	(3,976)	97
Corporate tax and other current taxes payable	(926)	238
Accounts payable	4,790	(1,908)
Other current liabilities	(11)	(300)
Deferred revenues and customer prepayment	2,931	(2,904)
Accrued expenses	(703)	(1,739)
Other long-term liabilities	(2,524)	(4,105)
Net cash provided by operating activities	4,199	10,861

Cash flows from investing activities:
Purchases of property and equipment	(12,761)	(9,206)
Purchases of capital software	(16,304)	(16,026)
Net cash used in investing activities	(29,065)	(25,232)

Cash flows from financing activities:
Proceeds from issuance of revolver and long-term debt	5,732	12,377
Repayments of finance leases	(91)	(107)
Cash received in connection with Merger	36,664	—
Proceeds from sale of common stock	1,645	—
Net cash provided by financing activities	43,950	12,270

Effect of exchange rate changes on cash	2,130	(901)
Net increase (decrease) in cash	21,214	(3,002)
Cash, beginning of period	1,486	4,060
Cash, end of period	$22,700	$1,058

Supplemental cash flow disclosures
Cash paid during the period for interest	$10,362	$12,278
Cash paid during the period for income taxes	$66	$78

Supplemental disclosure of noncash investing and financing activities
Fair value adjustment of PIK shareholder loans	$174,990	$—
Property and equipment acquired through capital lease	$1,208	$—

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands)

(Unaudited)

	For the Three-Month Period ended
	June 30,	June 30,
(In thousands)	2017	2016

Net loss	($8,333)	($13,618)

Items Relating to Legacy Activities:
Pension charges	177	186
Recognition of asset related obligations	—	40

Items to be considered to be Exceptional in nature:
Costs of group restructure	29	55
Transaction fees	73	688
Deferred consideration write back	—	50
PRS legal dispute	—	(47)

Stock-based compensation expense	1,377	—

Depreciation and amortization	8,705	9,131
Total other (income) expense, net	7,714	14,211
Income tax	(86)	58
Adjusted EBITDA	$9,656	$10,754

Adjusted EBITDA	£7,531	£7,480

Attributable to:
Operating company	£8,356	£7,480
Incremental costs since the closing of the Merger	(£825)	—

Exchange Rate - $ to £	1.282	1.438

	For the Three-Month Period ended
	June 30,	June 30,
(In thousands)	2017	2016

Net revenues per Financial Statements	$32,311	$29,408
Less Nil Margin Sales	(2,934)	—
Adjusted Revenue	$29,377	$29,408

Adjusted Revenue	£22,911	£20,455

Exchange Rate - $ to £	1.282	1.438

INSPIRED ENTERTAINMENT, INC. SEGMENT PERFORMANCE

(Unaudited)

Three Months Ended June 30, 2017

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$17,834	$9,004	$—	$26,838
Hardware	5,473	—	—	5,473
Total revenue	23,307	9,004	—	32,311
Cost of sales, excluding depreciation and amortization:
Cost of service	(3,119)	(1,047)	—	(4,166)
Cost of hardware	(4,908)	—	—	(4,908)
Selling, general and administrative expenses	(3,912)	(1,222)	(8,652)	(13,786)
Stock-based compensation expense	(65)	(79)	(1,233)	(1,377)
Acquisition related transaction expenses	—	—	(74)	(74)
Depreciation and amortization	(6,622)	(1,570)	(513)	(8,705)
Segment operating income (loss) from continuing operations	4,681	5,086	(10,472)	(705)

Net operating loss				(705)

Three Months Ended June 30, 2016

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$19,864	$8,864	$—	$28,728
Hardware	680	—	—	680
Total revenue	20,544	8,864	—	$29,408
Cost of sales, excluding depreciation and amortization:
Cost of service	(3,280)	(1,122)	—	(4,402)
Cost of hardware	(335)	—	—	(335)
Selling, general and administrative expenses	(4,617)	(2,181)	(7,401)	(14,199)
Acquisition related transaction expenses	—	—	(690)	(690)
Depreciation and amortization	(7,187)	(1,746)	(198)	(9,131)
Segment operating income (loss) from continuing operations	5,125	3,815	(8,289)	651

Net operating loss				651

Nine Months Ended June 30, 2017

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$52,988	$24,490	$—	$77,478
Hardware	9,930	—	—	9,930
Total revenue	62,918	24,490	—	87,408
Cost of sales, excluding depreciation and amortization:
Cost of service	(8,610)	(2,536)	—	(11,146)
Cost of hardware	(8,520)	—	—	(8,520)
Selling, general and administrative expenses	(11,562)	(4,472)	(25,888)	(41,922)
Stock-based compensation expense	(129)	(157)	(2,417)	(2,703)
Acquisition related transaction expenses	—	—	(11,346)	(11,346)
Depreciation and amortization	(18,215)	(4,193)	(1,469)	(23,877)
Segment operating income (loss) from continuing operations	15,882	13,132	(41,120)	(12,106)

Net operating loss				(12,106)

Nine Months Ended June 30, 2016

	Server Based Gaming	Virtual Sports	Corporate Functions	Total
Revenue:
Service	$61,903	$26,049	$—	$87,952
Hardware	2,712	—	—	2,712
Total revenue	64,615	26,049	—	$90,664
Cost of sales, excluding depreciation and amortization:
Cost of service	(9,397)	(3,497)	—	(12,894)
Cost of hardware	(1,176)	—	—	(1,176)
Selling, general and administrative expenses	(15,809)	(4,787)	(24,375)	(44,971)
Acquisition related transaction expenses	—	—	(2,357)	(2,357)
Depreciation and amortization	(21,676)	(4,434)	(1,465)	(27,575)
Segment operating income (loss) from continuing operations	16,557	13,331	(28,197)	1,691

Net operating loss				1,691